Exhibit 10.45

Dated 1th January 2011

Liberty Global Europe B.V.

- and -

Diederik Karsten

EMPLOYMENT AGREEMENT FOR INDEFINITE TERM

THE UNDERSIGNED:

(1)	Liberty Global Europe B.V., a Dutch company with limited liability (“besloten vennootschap”), having its registered office at Schiphol-Rijk, The Netherlands, residing at Boeing Avenue 53, duly represented by Liberty Global Europe Management B.V., in turn duly represented by Anton M. Tuijten, hereinafter referred to as the “Company”;

AND

(2)	Diederik Karsten, born November 6, 1956, residing at Vondelkade 28A, 2106 AK, Heemstede hereinafter referred to as the “Employee”.

THE PARTIES AGREE AS FOLLOWS:

1.	DEFINITIONS

In this employment agreement dated January 11, 2011 (the Employment Agreement) unless the context otherwise requires:

“Liberty Global Europe Group of Companies” means the Company and its group companies. The term group company shall have the meaning attributed to the Dutch term “groepsmaatschappij” in article 2:24b of the Dutch Civil Code; and

“Liberty Global” means Liberty Global, Inc.

2.	TERM OF EMPLOYMENT AND NOTICE OF TERMINATION

2.1	The Employee shall enter into an employment agreement with the Company on January 1, 2011 for an indefinite period of time and the employment shall in any event end without notice being required on the first day of the month in which the Employee is entitled to state pension in accordance with the General Old Age Pensions Act (AOW). The employment is conditional upon the Employee’s legal right to reside and work in the Netherlands.

2.2	The Employee shall be appointed managing director (statutair directeur) of Liberty Global Europe Management BV (being the managing director of the Company) by the general meeting of shareholders of the Company with effect as of January 1, 2011 and the Employee shall accept this appointment. A copy of this shareholder’s resolution is attached as Annex 1 to this Employment Agreement.

2.3	The Employee has been continuously employed within the Liberty Global Europe Group of Companies since July 1, 2004.

2.4	The Employee may terminate this Employment Agreement taking into account a three month’s notice period, and the Company may terminate this Employment Agreement taking into account a six month’s notice period dependant upon years of service.

3.	DUTIES AND PLACE OF EMPLOYMENT

3.1	The Employee is employed in the position of Managing Director, European Broadband Operations reporting to the President and Chief Executive Officer of Liberty Global, Inc.

3.2	The Company forms part of and provides services to the Liberty Global Europe Group of Companies and the Employee as such will perform activities for the Liberty Global Europe Group of Companies. Upon the reasonable request of the Company, the Employee may be requested to perform activities for other companies within the Liberty Global Europe Group of Companies or to be transferred to another company within the Liberty Global Europe Group of Companies. The Employee will not unreasonably deny such request.

3.3	The Employee shall fulfil all obligations vested in him by law, laid down in the articles of association of the Company and in instructions determined or to be determined in the management by-laws.

3.4	The Employee is obliged to do or to refrain from doing all that managing directors in similar positions should do or should refrain from doing. The Employee shall fully devote himself, his time and his energy to promoting the interest of the Company.

3.5	The place of employment shall be the offices of the Company at Schiphol-Rijk. The Company shall be entitled, after consultation with the Employee, to amend the place of employment.

3.6	The Employee will be required to work for 40 hours per week on a full time basis, 8 hours per day (Monday to Friday), unless otherwise agreed and approved by his supervisor. The Employee may be required to work additional hours without extra remuneration as may be necessary for the proper performance of his duties. Given the nature of the position, the salary shall explicitly be considered to include working overtime.

4.	REMUNERATION

During the employment, as remuneration for his services hereunder, the Employee shall be paid a fixed salary at the rate of EUR 500,000 gross per annum on a full time basis including a holiday allowance of 8%. The remuneration will be paid in 12 monthly instalments. Payments are due in arrears on or before the last working day of each calendar month. The salary will be reviewed annually.

5.	PENSIONS AND INSURANCES

The Employer will contribute to the group personal pension plan in which the Employee participates. The Company shall make a gross contribution to the Employee’s Base Health Insurance (“Basisverzekering”) in accordance with its statutory obligation thereto, as set out in the Health Care Insurance Act (“Zorgverzekeringswet”). In addition the Employee may choose to participate in the Company’s Collective Health Care Scheme based on the terms and conditions of that scheme provided by the Company. The Employee will also receive disability insurance and travel & accident insurance in accordance with Company’s policy.

6.	EXPENSES, COMPANY CAR AND MOBILE TELEPHONE

6.1	To the extent that the Company has given prior approval for such expenses, the Company shall reimburse all reasonable expenses incurred by the Employee in the performance of his duties upon submission of all the relevant invoices and vouchers.

6.2	To assist in the performance of the Employee’s duties the Company shall for the term of the Employment Agreement provide the Employee with a lease car in category 1 (for the maximum amount), in accordance with the Car Leasing Policy. The Employee will retain his existing lease car until the natural end of its lease term.

6.3	To assist in the performance of the Employee’s duties the Employee shall for the term of the Employment Agreement be entitled to use a company mobile telephone and a company laptop in accordance with the Mobile Telephone Policy, the UPC E-mail Usage and the Internet Policy of the Company. The use of the laptop will be without costs for the Employee. The costs relating to the mobile phone will be reimbursed to the extent that these costs are reasonable and to the extent that this reimbursement can be made free of Dutch wage withholding tax. Under current Dutch tax law, an employer can reimburse telephone costs to an employee free of Dutch wage withholding tax provided that these costs are, for more than 10%, incurred for business purposes.

6.4	The Employee is required to sign a user’s agreement for the use of the lease car, the mobile phone and the laptop, as referred in clauses 6.2 and 6.3 above.

7.	HOLIDAY ENTITLEMENT

7.1	During the employment, on a full time basis, the Employee shall be entitled to 25 working days’ holiday (in addition to public holidays) in each calendar year from January to December.

7.2	The Employee hereby agrees to the fact that the Company has the right to purchase untaken holidays in excess of the statutory minimum at the end of each calendar year. The statutory minimum holidays per year on a full time basis are 20.

7.3	The Company has the right to appoint two mandatory holidays per year. For each calendar year the appointment of two mandatory holidays shall not be announced later than January 31 of that year.

7.4	The Employee determines the start and end dates of his holidays himself, taking into account the interest of the Company. The Employee underwrites the general principle of the Company that all statutory minimum holidays should be taken before the end of each calendar year. Given the nature of the Employee’s function as a general manager and taking into account that the holidays taken out by general managers are generally not administrated, the statutory minimum holidays of the Employee will be deemed to be taken by the end of each calendar year.

8.	CONFIDENTIALITY

8.1	Both during the term of employment and after the Employment Agreement has terminated, for whatever reason, the Employee shall refrain from disclosing, in any way and to any other party (including the Company’s other employees, unless they are to be informed in connection with their work for the Company), any information of a confidential nature concerning the Company, which has come to the Employee’s attention as a result of his employment with the Company and of which the Employee knows or should have known the confidential nature. This obligation shall not only apply to information that is marked “confidential and propriety” but to all technical, financial and business information, the names of clients or potential clients and partners, proposed transactions, computer software, computer systems and databases except any knowledge, information or data which was at the time of disclosure, or thereafter becomes, generally available to the public other than by breach of this provision.

8.2	If the Employee breaches the obligations pursuant to paragraph 1 of this Article 8, the Employee shall, contrary to article 7: 650, sub 3, 4 and 5 of the Dutch Civil Code, without notice of default being required, pay to the Company for each breach thereof, a penalty amounting to two gross monthly salaries of the Employee. Alternatively, the Company will be entitled to claim full damages.

8.3	For the purposes of this Article 8 the definition of the Company shall be deemed to include the Liberty Global Europe Group of Companies.

9.	DOCUMENTS AND RETURN OF COMPANY PROPERTY

9.1	The Employee shall not be permitted to have or retain any documents, correspondence, data carriers and/or data systems and/or copies/back-ups thereof in any manner whatsoever, which belong to the Company and have been made available to him in connection with his employment with the Company or with which he has had dealings, among his private possessions, nor shall he copy, compile, assemble or process any such documents etc. in any way whatsoever, except insofar as and for as long as necessary for the performance of his work for the Company. The Employee shall also not disassemble, replicate, decompose or attempt in any way to find out the source code of the software contained in such products or systems, unless he is required to do so in the performance of his duties.

9.2	In any event the Employee will be obliged to return to the Company immediately, without necessitating the need for any request to be made in this regard, any and all documents, correspondence, data carriers and/or data systems and/or copies/back-ups thereof in any manner whatsoever at termination of this agreement or on suspension of the Employee from active duty for whatever reason.

9.3	The Employee is required to deliver to the Company on request or before the end of his employment (or immediately should his employment terminate without notice) all keys, computer hard- and software, mobile phones, and all other property belonging to the Company or any other company of the Liberty Global Europe Group of Companies. The Employee will be required to sign an undertaking that all such property has been duly returned.

10.	NON-COMPETITION

10.1	The Employee’s services are special and unique. The level of compensation is partly in consideration for the Employee not competing with the Company. The Employee shall throughout the duration of this Employment Agreement and for a period of one (1) year after termination hereof, not be engaged or involved in any manner, directly or indirectly, whether for the account of the Employee or for the account of others, in any enterprise which conducts activities in a field similar to or otherwise competes with that of the Company nor act as intermediary in whatever manner directly or indirectly. This obligation applies solely to any work activities or involvement of the Employee within the territory of the Netherlands.

10.2	The Employee remains under the obligation to adhere to the non-competition clause referred to in paragraph 1 of this Article 10 with respect to the Company, if the Company or a part thereof is transferred to a third party within the meaning of article 7:662 and onwards of the Dutch Civil Code and this Employment Agreement terminates before or at the time of such transfer, while in the event of continuation of the Employment Agreement, the Employee would have entered the employment of the acquirer by operation of law.

10.3	In the event the Employee breaches the obligations as expressed in paragraphs 1 and 2 of this Article 10, the Employee shall, without notice of default being required, pay to the Company for each such breach a penalty equal to three of his most recent gross monthly salaries, as well as a penalty equal to one-fifth of his most recent gross monthly salary for each day such breach occurs and continues. Alternatively, the Company will be entitled to claim full damages.

10.4	For the purposes of this Article 10 the definition of the Company shall be deemed to include the Liberty Global Europe Group of Companies.

11.	NON-SOLICITATION

11.1	The Employee shall for a period of one year after termination of the employment, whether for the account of the Employee or for the account of others, not directly or indirectly (i) employ, (ii) solicit or (iii) endeavour to induce employees and former employees (to the extent employed one year before the termination of this Employment Agreement) of the Company or of the Liberty Global Europe Group of Companies to terminate their employment, in order to in any way, shape or form compete with Company or the Liberty Global Group Europe of Companies without the written consent of the Company.

11.2	For the purposes of this Article 11 the definition of the Company shall be deemed to include the Liberty Global Europe Group of Companies.

12.	ASSIGNMENT OF INVENTION

12.1	In the event the position and the tasks of the Employee require him to use his expertise to create inventions in the broadest sense of the word and to invent improvements for (but not restricted to) manufacturing processes, products, production processes, machines and equipment related to the materials, goods, products and production processes produced or used by the Company (hereinafter “Inventions”) and that the Employee’s salary is based on his ability to create such Inventions, any Invention made at any time, both during and outside working hours, and for any purpose whatsoever shall be regarded as having been made by the Employee for and on the Company’s behalf.

12.2	Insofar as necessary and insofar as the rights in an Invention are not assigned to the Company by operation of law, the Employee hereby assigns to the Company in advance all the rights, including all non-patentable rights, in Inventions which he – acting either alone or jointly with others – may make at any given time (during or outside of working hours), or shall assign all such rights to the Company as soon as the right is created at the Company’s first request.

12.3	With respect to Inventions, the Employee shall:

a)	regard all related information as confidential within the meaning of the confidentiality clause set out in this Employment Agreement and shall act accordingly;

b)	keep complete and accurate records regarding the Inventions, such records being the property of the Company;

c)	sign all related patent applications and give the Company or its authorised representatives or advisers all such reasonable assistance as they may require in drafting such applications;

d)	co-operate when asked to assist in any formalities, including but not restricted to signing all deeds of assignment or other documents which the Company must complete to obtain a patent on an Invention in its own name, whereby the Employee shall have the right to be named as the inventor in the relevant patent application;

e)	act as a witness in Invention-related procedures and proceedings;

f)	refrain from applying for patents on Inventions, in the case where the Company wishes to keep such Inventions secret or decides not to apply for a patent, regardless of its reasons.

g)	If and insofar as the above-mentioned tasks are performed after the Employee has left the Company’s service, the Company shall pay the Employee a reasonable hourly fee for the time the latter spends performing these tasks at its request.

12.4	For the purposes of this Article 12 the Company shall include the Liberty Global Europe Group of Companies.

13.	COPYRIGHTS

13.1	Without prejudice to the provisions of the Dutch Copyright Act (“Auteurswet”), the Company shall be assigned all the rights in work produced by the Employee during his term of employment, including any sketches, drawings, reports, notes, documents, articles, books, audio and video tapes and computer software, if and insofar as such works are related to a field in which the Company is active or has been active at any given time.

13.2	Insofar as necessary, and insofar as the rights are not assigned to the Company by operation of law, the Employee hereby assigns to the Company in advance all the rights described above, or shall assign any such right to the Company as soon as the right is created at the Company’s first request. The Employee undertakes to assist the Company, and hereby gives the Company an irrevocable power of attorney to complete all the formalities necessary to register the rights in the Company’s name, including the signature of one or more deeds.

13.3	Insofar as statutorily permissible, the Employee hereby waives any moral rights which he may have within the meaning of Article 25 of the Dutch Copyright Act, including any right to claim authorship or to object to or prevent the Company from modifying any work which he produces during his term of employment.

13.4	For the purposes of this Article 13 definition of the Company shall be deemed to include the Liberty Global Europe Group of Companies.

14.	GIFTS

14.1	The Employee shall not accept or stipulate, either directly or indirectly, any type of commission, compensation or remuneration or any gifts from any customers, suppliers or third parties in connection with the performance of his duties without the Company’s prior consent.

14.2	The provisions set out above shall not apply to customary promotional gifts of limited value.

15.	PROHIBITION ON ADDITIONAL WORK

The Employee shall refrain from accepting other paid or unpaid work in addition to the duties he performs under this Employment Agreement without first obtaining the Company’s written consent. Such consent, if given, shall always require that the other work is carried out in accordance with the Liberty Global Code of Business Conduct.

16.	SICKNESS AND DISABILITY

16.1	In the event of sickness as defined in article 7:629 of the Dutch Civil Code, the Employee shall notify the Company as soon as possible, but nevertheless before 09:30 hours at the latest on the first day of sickness. The employee shall observe the Company’s policy pertaining to sickness, the UPC Sick leave policy, as determined by the Company from time to time and the Employee will sign this policy for acknowledgement and return a copy to the HR department of the Company.

16.2	In the event of sickness, the Company shall from the first day of sickness pay the Employee 100% of his salary and holiday allowance as defined in article 4.1 to a maximum of 52 weeks as from the first day of sickness. After this period the Company shall pay to the Employee 70% of his salary and holiday allowance as defined in article 4.1 for a period of 52 weeks, to the extent that the remuneration does not exceed the daily remuneration referred to in article 9, paragraph 1, of the Social Insurance Coordination Act. The above applies, however, only if and to the extent that pursuant to the requirements of article 7:629 sub 3 through 7 and 9 of the Dutch civil Code, the Company is under the obligation to pay salary in accordance with article 7: 629, sub 1 of the Dutch Civil Code.

16.3	The employee shall not be entitled to the salary payment referred to in paragraph 2 of this Article 16 if, and to the extent that, in connection with his sickness, he can validly claim damages from a third party as a result of loss of salary and if and to the extent that the payments by the Company set forth in paragraph 2 of this Article 16 exceed the minimum obligation referred to in article 7: 629 sub 1 of the Dutch Civil Code. In this event, the Company shall satisfy payment solely by means of advanced payments on the compensation to be received from the third party and upon assignment by the Employee of his rights to damages vis-à-vis the third party concerned up to the total amount of advanced payments made. The advanced payments shall be set-off by the Company if the compensation is paid or, as the case may be, in proportion thereto.

17.	PREVIOUS CONTRACTS

17.1	This agreement supersedes all prior oral agreements or understandings and any previous contract of service and or employment agreements between the Company or any of the Group Companies and the Employee, which shall be deemed to have been terminated by mutual consent as from the commencement of this agreement. For the sake of clarity this includes the Employment Agreement for Indefinite Term dated June 30, 2004, between UPC Holding Services BV and yourself concerning your employment with UPC Broadband and your duties at UPC Nederland B.V.

17.2	The Employee hereby warrants and represents to the Company that he will not, in entering into the agreement or carrying out his duties hereunder, be in any breach of any terms of employment whether express or implied or any other obligation binding upon him.

18.	US INTERNAL REVENUE CODE SECTION 409A

In the event that the Employee becomes subject to the provisions associated with US internal Revenue Code Section 409A then this Employment Agreement is intended to comply with Section 409A, and any ambiguous provision will be construed in a manner that is compliant with or exempt from the application of Section 409A. Notwithstanding any provision to the contrary in this Agreement, if the Employee has a termination of employment (other than by reason of death), and the Employee is deemed on his termination date to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B), then the payments and benefits under this Employment Agreement that are subject to Section 409A shall be made or provided as soon as practicable but not prior to the later of (A) the payment date set forth in this Employment Agreement or (B) the date that is the earlier of (i) the expiration of the six-month period measured from the date of his termination or (ii) the date of his death, in either case without interest for such de-lay. Any reimbursement of expenses due to the Employee under this Employment Agreement are limited to actual expenses incurred and shall be paid no later than the earlier of (i) the time prescribed under the Company’s applicable policies and procedures, or (ii) the last day of the calendar year following the calendar year in which he incurred the reimbursable expense.

19.	UNILATERAL AMENDMENTS

On the basis of Article 7: 613 of the Dutch Civil Code the Company reserves the right to unilaterally amend the employment conditions and the provisions of the Employment Agreement in the event that such an amendment is of such substantial importance to the Company that any interest of the Employee that is effected by the amendment must be superseded.

20.	MISCELLANEOUS

20.1	The headings in this Employment Agreement are inserted for convenience only and shall not affect its construction.

20.2	Any reference to a statutory provision shall be construed as a reference to any statutory modification or re-enactment thereof (whether before or after the date hereof) for the time being in force.

20.3	If one or more provisions of this Employment Agreement is/are or become(s) totally or partially invalid or unenforceable, the validity of the remaining clauses shall not be affected. The invalid or unenforceable clauses have to be completed or interpreted in such way that the meaning of the employment contract is not changed.

20.4	At the moment of joining the Company the Employee has been provided with a copy of the Liberty Global Code of Business Conduct, the Liberty Global Insider Trading Policy, the Liberty Global Code of Ethics and the UPC Sick leave policy (these policies need to be signed by the Employee and be returned to the HR Department). Furthermore the Employee is obliged to take notice and will have taken notice of the Company Safety and Security Rules, the Car Leasing Policy, the Mobile Telephone Policy and the UPC E-mail Usage and Internet Policy and any other policy that is determined by the Company. These policies are published on the electronic media within the Company. All policies may be amended from time to time and the Employee will be notified of any changes accordingly. The Employee agrees prior to the changes of these Company policies to comply with these Company policies. The policies (especially the Liberty Global Code of Business Conduct, the Liberty Global Insider Trading Policy and the Liberty Global Code of Ethics) are included by reference in this Employment Agreement. By signing the Employment Agreement, the Employee acknowledges being aware of the internal rules, regulations and policies contained in these documents. The Employee is thus fully aware that he has to respect the policies, which he declares to adhere to. All these policies directly apply to the Employee who declares to unconditionally accept them. The Employee is conscious that any breach or violation of these policies (especially the Liberty Global Code of Business Conduct, the Liberty Global Insider Trading Policy and the Liberty Global Code of Ethics) may constitute a gross misconduct justifying a dismissal without notice. For the purposes of this paragraph 20.4 the Company includes the Liberty Global Europe Group of Companies for which the Employee provides services and/or the policies of Liberty Global.

20.5	This Employment Agreement constitutes the entire agreement between the Employee and the Company. Amendments to this Employment Agreement may only be agreed upon in writing.

21.	APPLICABLE LAW

21.1	This Employment Agreement shall be governed and construed in all respects in accordance with the laws of the Netherlands.

21.2	No Collective Labour Agreement (“CAO”) is applicable to this Employment Agreement.

The signatory page follows separately.

IN WITNESS whereof this Employment Agreement has been executed in duplicate on the date first before written.

Signed by:

Diederik Karsten	/s/ DIEDERIK KARSTEN

Date:

Signed by Anton M. Tuijten	/s/ ANTON M. TUIJTEN
duly authorised for and on behalf of
Liberty Global Europe Management B.V. for and on behalf of
Liberty Global Europe B.V.

Date: